Exhibit 99.3

March 25, 2026

AsiaPac AdTechinno Group Limited

Unit A2-A6, 9/F, NCB Innovation Centre

888 Lai Chi Kok Road

Lai Chi Kok, Kowloon

Hong Kong

Ladies and Gentlemen:

Pursuant to Rule 438 under the Securities Act of 1933, as amended, I hereby consent to the references to my name in the Registration Statement on Form F-1 (the “Registration Statement”) of AsiaPac AdTechinno Group Limited (the “Company”) and any amendments thereto, which indicate that I have accepted the nomination to become an independent director of the Company. I further agree that immediately upon the United States Securities and Exchange Commission’s declaration of effectiveness of the Registration Statement, I will serve as a member of the board of directors of the Company.

Yours sincerely,

/s/ Chow Shiu Wing Joseph
Chow Shiu Wing Joseph